UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2022

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32404	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1960 S. 4250 West, Salt Lake City, UT 84104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	PTE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Board Compensation

The Board of Directors (the “Board”) of PolarityTE, Inc. (the “Company”), approved a new non-employee director compensation plan effective October 1, 2022 (the “New Plan”), which supersedes and replaces the compensation arrangement that has been in effect since January 1, 2022 (the “Prior Plan”). The aggregate annual compensation payable under the Prior Plan for four directors, including annual fees and fees for Board committee service was $667,000 paid in cash. The aggregate annual compensation payable under the New Plan for four directors, including annual fees and fees for Board committee service, will be $283,500 (42.5% of what was payable under the Prior Plan) payable partly in cash and partly in equity. This commitment by the members of the Board to serve at a substantially lower rate of compensation is representative of the continuing effort by the Board to reduce the Company’s expenses and conserve cash for operations. Furthermore, as discussed below the number of persons comprising the Board decreased from five persons at the beginning of September 2022 to four, which will save the Company the cost of the annual director fee for one person.

The annual compensation payable to non-employee directors beginning with the 12-month period starting October 1, 2022, is as follows:

●	The Company’s Audit Committee chairperson receives an annual fee of $10,000, the Compensation Committee chairperson receives an annual fee of $7,500, and the Nominating and Governance Committee chairperson receives an annual fee of $5,000, and all such fees are paid quarterly in cash in arrears.

●	Non-chair members of the Company’s Audit Committee receive an annual fee of $4,500, the Compensation Committee non-chair members receive an annual fee of $3,500, and the Nominating and Governance Committee non-chair members receive an annual fee of $2,500, and all such fees are paid quarterly in cash in arrears.

●	The Chairperson of the Board receives an annual fee of $40,000 paid quarterly in cash in arrears.

●	Each non-employee director receives an annual retainer of $50,000 payable in equity (subject to certain limitations described below) under one of the following options selected by the director:

○	Non-qualified stock options that have an exercise price equal to the closing price on the date of grant, time vest in four quarterly installments (in arrears) during the applicable 12-month period, and are exercisable for a term of 10 years from the grant date. The number of option shares will be equal to $50,000 divided by the Black-Scholes value on the date of grant.

○	Restricted stock units that vest in four quarterly installments (in arrears) during the applicable 12-month period beginning on the grant date. The number of restricted stock units will be equal to $50,000 divided by the applicable grant date closing price.

○	A combination of non-qualified stock options and restricted stock units that have a total value of $50,000 under the terms described above.

The number of stock awards to be granted to the directors for the annual fee shall not exceed, in the aggregate, the number of shares available for awards under stockholder approved equity compensation plans net of a reasonable reserve for other equity compensation needs of the Company for new hires as determined by the Chief Executive Officer (the “Award Limit”), and any portion of the directors’ annual fees that remains unpaid after applying the Award Limit, pro rata, to the directors’ shall be payable quarterly in cash in arrears. As of the date each director recognizes income from the vesting of an equity award, the Corporation will calculate an approximated income tax burden for the income recognized applying a 37% tax rate and make payment of that amount to each such director within 30 days following the income recognition date.

In the event a director leaves the Board prior to end of a calendar quarter, cash compensation will be paid, and equity awards will vest, pro rata based on the number of days elapsed during the quarter to and including the day the director’s service ends. Upon a change in control or sales event as defined in the equity incentive plan under which equity awards are granted to a director, the equity awards shall vest in full to the maximum extent permitted under the applicable equity incentive plans.

Board and Committee Composition

Following the recent departure of one of the Company’s directors, the Board adopted resolutions to effectuate the following:

●	The number of persons comprising the Board was reduced to four directors, and the classification of the Board was fixed as follows:

○	One Class I director, Peter Cohen,
○	Two Class II directors, Willie Bogan and Chris Nolet, and
○	One Class III director, David Seaburg;

●	Chris Nolet, Peter Cohen, and Willie Bogan were appointed members of the Audit Committee, and Chris Nolet was appointed Chairperson of that committee;

●	Peter Cohen, Willie Bogan, and Chris Nolet were appointed members of the Compensation Committee, and Peter Cohen was appointed Chairperson of that committee; and

●	Willie Bogan, Chris Nolet, and Peter Cohen were appointed members of the Nominating and Governance Committee, and Willie Bogan was appointed Chairperson of that committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: October 3, 2022	/s/ Jacob Patterson
Jacob Patterson
Chief Financial Officer